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                                                                    EXHIBIT 11.1


                       AMERICAN DENTAL TECHNOLOGIES, INC.
           STATEMENT RE:  COMPUTATION OF NET INCOME PER SHARE



                                                    Three Months Ended            Nine Months Ended
                                                        September 30                 September 30
                                                 1997                1996*     1997                1996*
                                                 -------------------------     -------------------------
Primary net income (loss) per share

Weighted average shares outstanding               6,917,208     5,911,226        6,931,270     4,620,068

Net effect of dilutive stock options and
  warrants based on the treasury stock
  method using average market price or
  the initial public offering price                 556,601     1,723,178          692,558     1,187,070
                                                 ----------    ----------       ----------    ----------

Weighted average number of common
  and common equivalent shares                    7,473,809     7,634,404        7,623,828     5,807,137
                                                 ==========    ==========       ==========    ==========


Net income available for common
  shareholders                                   $  157,014    $  748,999       $2,447,061    $1,887,250
                                                 ==========    ==========       ==========    ==========


Net income per common share                      $     0.02    $     0.10       $     0.32    $     0.32
                                                 ==========    ==========       ==========    ==========



                                                    Three Months Ended            Nine Months Ended
                                                        September 30                 September 30
                                                 1997                1996*     1997                1996*
                                                 -------------------------     -------------------------
Fully diluted net income per share

Weighted average shares outstanding               6,917,208     5,911,226        6,931,270     4,620,068
Net effect of dilutive stock options and
  warrants based on the treasury stock
  method using the higher of average
  or ending market price or the
  initial public offering price                   1,387,745     1,723,178        1,387,745     1,476,521
                                                 ----------    ----------       ----------    ----------

Weighted average number of common
  and common equivalent shares                    8,304,953     7,634,404        8,319,015     6,096,588
                                                 ==========    ==========       ==========    ==========

Net income available for common
  shareholders                                   $  157,014    $  748,999       $2,447,061    $1,887,250
                                                 ==========    ==========       ==========    ==========

Net income per common share                      $     0.02    $     0.10       $     0.29    $     0.31
                                                 ==========    ==========       ==========    ==========

      *The number of shares reflect the effects of a one-for-four reverse stock split which was effective March 17, 1997, calculated without regard to fractional interests.